GEOCOM RESOURCES INC.

(the “Company” and/or “Geocom”)

Suite 413 – 114 West Magnolia Street

Bellingham, Washington 98225

Tel (360) 392-2898

Geocom Resources Inc. and Kinross Gold Corporation Stake Large Claim Blocks in Region Ten, Chile

Bellingham, WA – (November 29, 2006) – Geocom Resources Inc. (“Geocom” or the “Company”) (OTCBB: GOCM), is pleased to announce that claim-staking in Region Ten of south Chile has been completed.

Geocom and its joint venture partner Kinross Gold Corporation have completed staking a total of 318 claims, known as pedimentos in Chile, in six separate blocks in Region Ten, Chile. The total number of hectares acquired is 91,700 (226,591 acres), which is equivalent to 354.1 square miles. All of the ground that was targeted as a function of the initial reconnaissance program was successfully acquired.

In the Rio Tranquilo area, 209 claims were staked to cover several separate gold and gold-copper anomalies discovered during the recently-completed Region Ten reconnaissance program. The Rio Tranquilo claim block covers 60,600 hectares (149,742 acres or 233 square miles), and includes at least five separate targets. Elsewhere within this claim block, alteration is aerially extensive and large areas remain unvisited and unsampled.

In the Ventisquero area, 43 claims were staked. The Ventisquero area covers at least three separate anomalies developed along a regional structure.

The Tigre-Azulado area was staked to cover two large areas of anomalous silver-copper-zinc-lead mineralization.

The Cerro Mera, Espolon, and Chaiten blocks were all staked to cover gold and copper-molybdenum-gold mineralized zones.

Geocom and joint venture partner Kinross Gold Corporation plan an aggressive evaluation program to determine the ore potential of each of the mineralized zones covered by this staking program.

Additionally, the reconnaissance program will also be continued due to what Geocom management perceives as a high level of preliminary success achieved to date from the initial program.

Further information on each of the project areas will be released as the program progresses.

For further information please contact Samantha Haynes at 604.805.4653 or via e-mail at ir@geocom-resources.com.

On behalf of the Board of Directors

John E. Hiner, President & CEO

About Geocom Resources Inc.

Geocom Resources Inc. (OTCBB: GOCM) is a U.S.-based mineral exploration company focused on acquiring and developing mineral resources in geologically acceptable and politically stable countries of the world. The Company is presently active in Alaska, Argentina, Nevada, and Chile. The Company focuses on development of projects that are or will be of interest to mid-size or major producers with the goal to form joint ventures on such projects. Geocom expects to grow and maintain an interest in mines operated by its partners, allowing it to build value through continued exploration. To find out more about Geocom Resources Inc. please visit www.geocom-resources.com.

Safe Harbor Statement:

Statements in this document that are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include statements regarding Geocom’s intention to conduct staking and explorations of gold and other mineral targets within Region Ten in Chile with Kinross Gold Corporation on joint venture basis, and in particular the plan to carry out an aggressive evaluation program to determine the ore potential of each of the mineralized zones covered by this staking program, as well as a continuation of the reconnaissance. Factors that could cause actual results to differ materially include risks and uncertainties such as the failure or inability of the parties to be able to carry out the intended staking or explorations, or either Geocom or Kinross being unable or unwilling, whether for financial reasons or otherwise, to continue working as joint venture partners or to continue working in Chile, the inability of either party to finance planned exploration, drilling and work programs, as required from time to time, and any unforeseen difficulties in commencing or completing such program, or the results of the programs not showing any commercially feasible grades of minerals, any of which could, among other things, delay, impede or prevent the planned explorations and harm the viability of Geocom.